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                                                                Exhibit 10.1


            BOB EVANS FARMS, INC. COMPENSATION PROGRAM FOR DIRECTORS APPROVED MAY 9, 2005 AND EFFECTIVE BEGINNING WITH THE 2006 FISCAL YEAR


EMPLOYEE DIRECTORS' ANNUAL RETAINER
All employee directors shall be paid an annual retainer of $14,400, payable at a rate of $1,200 per month. All payments shall be made on or before the first of each month.

NON-EMPLOYEE DIRECTORS' ANNUAL RETAINER
All non-employee directors shall receive an annual retainer of $51,000. This retainer shall be paid in two parts. First, $24,000 shall be paid in twelve monthly installments of $2,000 each, paid on or before the first of each month. Second, shares of the Company's stock shall be awarded annually to each non-employee director. This stock award shall have a value of $27,000, which shall be calculated and awarded on the date of the June Compensation Committee meeting with the grant price as of the close of business that day. The stock shall be awarded out of and in accordance with the Company's First Amended and Restated 1998 Stock Option and Incentive Plan (or, for fiscal years after the fiscal year beginning April 30, 2005, any subsequent equity compensation plan approved by the Company's stockholders).

NON-EMPLOYEE DIRECTORS' BOARD MEETING FEE
Each non-employee Director will be paid $1,500 per board meeting attended.

LEAD INDEPENDENT DIRECTOR FEE
The Lead Independent Director shall be paid a monthly retainer of $750.

COMMITTEE DUTIES
Non-employee directors are expected to attend approximately five regularly scheduled committee meetings per year. Committees shall meet as the business requires.

Committee Chairpersons shall receive $1,000 per meeting attended, except that the Committee Chairperson of the Audit Committee shall receive $2,500 and the Compensation Committee Chairperson shall receive $2,000 per meeting attended.

Committee members shall receive $750 per meeting attended, except that Committee members of the Audit Committee shall receive $1,500 and Compensation Committee members shall receive $1,250 per meeting attended. All meeting fees shall be paid on or before the first day of the month following the committee meeting.

ANNUAL STOCK OPTION
Every year on the day of the June Compensation Committee meeting with the option grant price as of the close of business that day, each non-employee director shall be granted a non-qualified stock option to purchase the Company's common stock unless otherwise determined by the Compensation Committee of the Board and the Board of Directors. The number of shares subject to each option shall be determined pursuant to the Black-Scholes model applied to the value of $12,750 as approved by the Compensation Committee. The stock options shall be awarded out of and in accordance with the Company's First Amended and Restated 1998 Stock Option and Incentive Plan (or, for fiscal years after the fiscal year beginning April 30, 2005, any subsequent equity compensation plan approved by the Company's stockholders).

SPECIAL ASSIGNMENTS AND PROJECTS
When the Chairman of the Board determines that the assistance of a non-employee director on a project shall be beneficial, that director shall be compensated on a per diem basis in the amount that a committee member receives for attending a committee meeting.

NON-EMPLOYEE DIRECTORS' BENEFITS
$50,000 Life Insurance
Group healthcare provided at employee cost levels in accordance with the Company's group healthcare plan. Out of pocket expenses associated with travel to and from meetings.

DIRECTORS' RETIREMENT BENEFITS
Mandatory Retirement: Any director who reaches the age of 70 will automatically retire.

Early Retirement: A director may retire with 10 years of service after attaining age 55.


TERM AND EFFECT
This Compensation Program for Directors will be reviewed periodically by the Compensation Committee of the Board and may be modified or terminated by the Committee at its discretion at any time. This Compensation Program for Directors supersedes and replaces all previous director compensation plans.